                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                Amendment No. 3



                        iXOS Software Aktiengesellschaft
-------------------------------------------------------------------------------
                                (Name of Issuer)



                             Bearer Ordinary Shares
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   46600V108
                  --------------------------------------------
                                 (CUSIP Number)



                            David J. Greenwald, Esq.
                              Goldman, Sachs & Co.
                                85 Broad Street
                            New York, New York 10004
                                 (212) 902-1000
-------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                December 23, 1999
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rules 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ]



                               Page 1 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF-WC-OO
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           New York
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               2,160,620
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               2,160,620

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           2,160,620

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           11.2%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           BD-PN-IA

------------------------------------------------------------------------------



                               Page 2 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           The Goldman Sachs Group, Inc.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF-OO
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               2,160,620
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               2,160,620

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           2,160,620

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           11.2%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           HC-CO

------------------------------------------------------------------------------



                               Page 3 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               1,329,125
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               1,329,125

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,329,125

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           6.9%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 4 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               1,329,125
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               1,329,125

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           1,329,125

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           6.9%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 5 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II Offshore, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Cayman Islands
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               528,385
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               528,385

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           528,385

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           2.7%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 6 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Advisors II (Cayman), L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Cayman Islands
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               528,385
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               528,385

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           528,385

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           2.7%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 7 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           GS Capital Partners II (Germany) Civil Law Partnership
           (with limitation of liability)
------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Germany
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               49,025
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               49,025

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           49,025

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.3%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 8 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Goldman, Sachs & Co. oHG

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Germany
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               49,025
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                     10.   Shared Dispositive Power
       With:
                               49,025

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           49,025

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.3%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 9 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street Fund 1997, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               142,600
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               142,600

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           142,600

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.7%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 10 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Bridge Street Fund 1997, L.P.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           WC
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               69,235
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               69,235

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           69,235

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           0.4%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           PN

------------------------------------------------------------------------------



                               Page 11 of 47 pages

-----------------------
  CUSIP No. 46600V108
-----------------------

------------------------------------------------------------------------------
 1.   Name of Reporting Person
      I.R.S. Identification No. of above Person

           Stone Street 1997, L.L.C.

------------------------------------------------------------------------------
 2.   Check the Appropriate Box if a Member of a Group
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC Use Only

------------------------------------------------------------------------------
 4.   Source of Funds

           AF
------------------------------------------------------------------------------
 5. Check Box if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)
                                                                    [ ]
------------------------------------------------------------------------------
 6.   Citizenship or Place of Organization

           Delaware
------------------------------------------------------------------------------
                     7.   Sole Voting Power

     Number of                 0

      Shares        ----------------------------------------------------------
                     8.   Shared Voting Power
   Beneficially
                               211,835
     Owned by
                    ----------------------------------------------------------
       Each          9.   Sole Dispositive Power

    Reporting                  0

      Person        ----------------------------------------------------------
                    10.   Shared Dispositive Power
       With:
                               211,835

------------------------------------------------------------------------------
11.   Aggregate Amount Beneficially Owned by Each Reporting Person

           211,835

------------------------------------------------------------------------------
12.   Check if the Aggregate Amount in Row (11) Excludes Certain Shares

                                                                    [_]

------------------------------------------------------------------------------
13.   Percent of Class Represented by Amount in Row (11)

           1.1%

------------------------------------------------------------------------------
14.   Type of Reporting Person

           OO

------------------------------------------------------------------------------



                               Page 12 of 47 pages

                               AMENDMENT NO. 3 TO
                                  SCHEDULE 13D
                    RELATING TO THE BEARER ORDINARY SHARES OF
                        IXOS SOFTWARE AKTIENGESELLSCHAFT


     GS Capital Partners II, L.P. ("GS Capital II"), GS Capital Partners II Offshore, L.P. ("GS Offshore"), GS Capital Partners II (Germany) Civil Law Partnership ("GS Germany"), Stone Street Fund 1997, L.P. ("1997 Stone") and Bridge Street Fund 1997, L.P. ("1997 Bridge" and together with GS Capital II, GS Offshore, GS Germany and 1997 Stone, the "Limited Partnerships"), Stone Street 1997, L.L.C.. ("Stone GP"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors, L.P. ("GS Advisors"), GS Advisors II (Cayman), L.P. ("GS Advisors Cayman"), Goldman, Sachs & Co. oHG ("GS oHG") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, GS Advisors, GS Advisors Cayman, GS oHG, Stone Asset and the Limited Partnerships, the "Filing Persons")/(1) hereby amend and supplement the statement on Schedule 13D filed with respect to the Bearer Ordinary Shares, no par value (the "Bearer Ordinary Shares") and the American Depositary Shares, each (since December 21, 1999, when the Company effected a five-for-one stock split of the Bearer Ordinary Shares) representing one Bearer Ordinary Share (the "ADSs", and together with the Bearer Ordinary Shares, the "Shares"), of iXOS Software Aktiengesellschaft, a German stock corporation (the "Company"), as most recently amended by Amendment No. 2 thereto filed August 6, 1999 (as amended, the "Schedule 13D"). Goldman Sachs and GS Group may be deemed, for purposes of this Statement, to beneficially own Bearer Ordinary Shares through the Limited Partnerships. Goldman Sachs and GS Group each disclaims beneficial ownership of Bearer Ordinary Shares beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates. In addition, Goldman Sachs and GS Group may be deemed to beneficially own Shares held in client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion, or both ("Managed Accounts"). Goldman Sachs and GS Group disclaim beneficial ownership of Shares held in Managed Accounts. Goldman Sachs and GS Group may also be deemed to beneficially own from time to time Shares acquired in ordinary course trading activities by Goldman Sachs. Unless otherwise indicated, all capitalized terms used but not defined herein shall have the same meaning ascribed to them in the Schedule 13D.

     This Amendment No. 3 is being filed to report a decrease in the percentage of the outstanding Bearer Ordinary Shares which may be deemed to be beneficially owned by certain of the Filing Persons, which change was as a result of an increase in the number of Bearer Ordinary Shares reported to be outstanding by the Company and a decrease in the number of Shares held in Managed Accounts.

------------------
     /1/ Neither the present filing nor anything contained herein shall be construed as an admission that any Filing Person constitutes a "person" for any purposes other than Section 13(d) of the Securities Exchange Act of 1934.



                               Page 13 of 47 pages

Item 2 is hereby amended and restated as follows:

Item 2.  Identity and Background.
         ------------------------

Each of GS Capital II, a Delaware limited partnership, GS Offshore, a Cayman Islands exempted limited partnership, and GS Germany, a German civil law partnership, was formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions. GS Advisors, a Delaware limited partnership, is the sole general partner of GS Capital II. GS Advisors Cayman, a Cayman Islands exempted limited partnership, is the sole general partner of GS Offshore. GS oHG is the sole managing partner of GS Germany. 1997 Stone and 1997 Bridge, each a Delaware limited partnership, were formed for the purpose of investing in equity and equity-related securities primarily acquired or issued in leveraged acquisitions, reorganizations and other private equity transactions and in other financial instruments. Stone GP, a Delaware limited liability company and the successor by merger to Stone Street Asset Corp., is the sole general partner of 1997 Stone and the sole managing general partner of 1997 Bridge. Goldman Sachs, a New York limited partnership, is an investment banking firm and a member of the New York Stock Exchange, Inc. and other national exchanges. Goldman Sachs is a wholly owned direct and indirect subsidiary of GS Group. Goldman Sachs also serves as the investment manager for GS Capital II, GS Offshore and GS Germany and is the manager of Stone GP. GS Group is a Delaware corporation and a holding company that (directly or indirectly through subsidiaries or affiliated companies or both) is a leading investment banking organization. The principal business address of each Filing Person (other than GS Offshore, GS Advisors Cayman, GS Germany and GS oHG), is 85 Broad Street, New York, NY 10004. The principal business address for each of GS Offshore and GS Advisors Cayman is c/o Maples and Calder, P.O. Box 309, Grand Cayman, Cayman Islands. The principal business address for each of GS Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

     The name, business address and present principal occupation or employment of each director of GS Group are set forth in the amended Schedule I hereto, to read in its entirety as attached hereto, and are incorporated herein by
reference.   The  name,  business  address,   present  principal  occupation  or
employment and citizenship of each director and executive officer of GS Advisors, Inc. and GS Advisors II, Inc., each a Delaware corporation and the sole general partner of GS Advisors and GS Advisors Cayman, respectively, are set forth in the amended Schedules II-A-i and II-A-ii hereto, respectively, to read in their entirety as attached hereto, and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer of Stone GP, the sole general partner of 1997 Stone and the managing general partner of 1997 Bridge, are set forth in Schedule II-B-i hereto, and are incorporated herein by reference, and the name, business address, present principal occupation or employment and citizenship of each member of Goldman Sachs' Principal Investment Area Investment Committee, which exercises Goldman Sachs' authority in managing Stone GP, are set forth in Schedule II-B-ii hereto, and are incorporated herein by reference. The name, business address, present principal occupation or employment and citizenship of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH, which is the sole managing general partner of GS oHG, are set forth in the amended Schedule II-C hereto, to read in its entirety as attached hereto, and are incorporated herein by reference.



                               Page 14 of 47 pages

     During the last five years, none of the Filing Persons, or, to the knowledge of each of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii or II-C hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or
(ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.


Item 3 is hereby amended as follows:

Item 3.  Source and Amount of Funds or Other Consideration.
         --------------------------------------------------

     Schedules IV-A and IV-B set forth the transactions in the ADSs and Bearer Ordinary Shares, respectively, which have been effected during the period from October 24, 1999 through December 23, 1999, all of which were effected in the ordinary course of business of Goldman Sachs or another Goldman Sachs operating entity. The transactions in the ADSs and Bearer Ordinary Shares, described in Schedules IV-A and IV-B, respectively, were effected on the NASDAQ National Market and on the Neuer Markt trading segment of the Frankfurt Stock Exchange. The aggregate consideration (exclusive of commissions) for the ADSs and Bearer Ordinary Shares purchased during the period from October 24, 1999 through December 23, 1999 was $381,113.43 and EUR31,289,611.34, respectively.


Item 5 is hereby amended as follows:

Item 5.  Interest in Securities of the Issuer.
         -------------------------------------

     (a) As of December 23, 1999, GS Capital II beneficially owned, and GS Advisors may be deemed to have beneficially owned, an aggregate of 1,329,125 Bearer Ordinary Shares, representing in the aggregate approximately 6.9% of the Shares reported to be outstanding as of December 22, 1999 by the Company (as disclosed in a press release issued by the Company on December 22, 1999).

     As of December 23, 1999, GS Offshore beneficially owned, and GS Advisors Cayman may be deemed to have beneficially owned, an aggregate of 528,385 Bearer Ordinary Shares, representing in the aggregate approximately 2.7% of the Shares reported to be outstanding as of December 22, 1999 by the Company.

     As of December 23, 1999, GS Germany beneficially owned, and GS oHG may be deemed to have beneficially owned, an aggregate of 49,025 Bearer Ordinary Shares, representing in the aggregate approximately 0.3% of the Shares reported to be outstanding as of December 22, 1999 by the Company.

     As of December 23, 1999, 1997 Stone beneficially owned an aggregate of 142,600 Bearer Ordinary Shares, representing in the aggregate approximately 0.7% of the Shares reported to be outstanding as of December 22, 1999 by the Company.

     As of December 23, 1999, 1997 Bridge beneficially owned an aggregate of 69,235 Bearer Ordinary Shares, representing in the aggregate approximately 0.4% of the Shares reported to be outstanding as of December 22, 1999 by the Company.

     As of December 23, 1999, Stone GP may be deemed to have beneficially owned an aggregate of 211,835 Bearer Ordinary Shares, which are owned by 1997 Stone and 1997 Bridge as described above, representing in the aggregate approximately 1.1% of the Shares reported to be outstanding as of December 22, 1999 by the Company.



                               Page 15 of 47 pages

     As of December 23, 1999, each of Goldman Sachs and GS Group may be deemed to beneficially own an aggregate of 2,160,620 Shares, including (i) 2,118,370 Bearer Ordinary Shares beneficially owned by the Limited Partnerships as described above, (ii) 1,400 Bearer Ordinary Shares and 2,350 ADSs acquired by Goldman Sachs in ordinary course trading activities, and (iii) 38,500 ADSs held in Managed Accounts, representing in the aggregate approximately 11.2% of the Shares reported to be outstanding as of December 22, 1999 by the Company. Goldman Sachs and GS Group disclaim beneficial ownership of (i) the Bearer Ordinary Shares beneficially owned by the Limited Partnerships to the extent of partnership interests in the Limited Partnerships held by persons other than Goldman Sachs, GS Group or their affiliates and (ii) the ADSs held in Managed Accounts.

     None of the Filing Persons or, to the knowledge of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii or II-C hereto, beneficially owns any Shares other than as set forth herein.

     (c) Schedules IV-A and IV-B set forth the transactions in the ADSs and Bearer Ordinary Shares, respectively, which have been effected during the period from October 24, 1999 through December 23, 1999, all of which were effected in the ordinary course of business of Goldman Sachs or another Goldman Sachs operating entity. The transactions in the ADSs and Bearer Ordinary Shares, described in Schedules IV-A and IV-B, respectively, were effected on the NASDAQ National Market and on the Neuer Markt trading segment of the Frankfurt Stock Exchange. The aggregate consideration (exclusive of commissions) for the ADSs and Bearer Ordinary Shares purchased during the period from October 24, 1999 through December 23, 1999, 1999 was $381,113.43 and EUR31,289,611.34,
respectively.

     Except as set forth in Schedules IV-A and IV-B, no transactions in the Shares were effected by the Filing Persons, or, to the knowledge of any of the Filing Persons, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B or II-C hereto, during the period from October 24, 1999 through December 23, 1999.


Item 7 is hereby amended as follows:

Item 7.  Material to be Filed as Exhibits.
         ---------------------------------

Exhibit No.         Exhibit
-----------         -------

  99.1 Power of Attorney, dated December 16, 1999, relating to Stone Street Fund 1997, L.P.

  99.2 Power of Attorney, dated December 16, 1999, relating to Bridge Street Fund 1997, L.P.

  99.3 Power of Attorney, dated December 16, 1999, relating to Stone Street 1997, L.L.C.

  99.4              Joint Filing Agreement



                               Page 16 of 47 pages

                                    SIGNATURE


            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  December 30, 1999


GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II, L.P.              GS ADVISORS, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II OFFSHORE, L.P.     GS ADVISORS II (CAYMAN), L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GOLDMAN, SACHS & CO. OHG                  GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP
                                          (with limitation of liability)

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1997, L.P.              BRIDGE STREET FUND 1997, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1997, L.L.C.

By:/s/ Hans L. Reich
---------------------------------
Name:  Hans L. Reich
Title: Attorney-in-fact


                               Page 17 of 47 pages

                                              SCHEDULE I
                                              ----------

              The name of each director of The Goldman Sachs Group, Inc. is set forth below.

              The business address of each person listed below except  John L. Thornton,  Sir John Browne,
         James A. Johnson and John H. Bryan is 85 Broad Street, New York, NY  10004.  The business address of  John L. Thornton is 133 Fleet Street, London EC4A 2BB,  England.  The business address of Sir
         John Browne is  BP Amoco plc,  Brittanic House,  1 Finsbury Circus,  London  EC2M,  England.  The
         business address of  James A. Johnson is  Fannie Mae, 3900 Wisconsin Avenue NW, Washington,  D.C.
         20016.  The business  address of  John H. Bryan  is  Three  First  National  Plaza,  Chicago,  IL
         60602-4260.  Each person is a citizen of the United States of America except for Sir John Browne, who is a citizen of the United Kingdom.  The present  principal  occupation or employment of each of the listed persons is set forth below.


         Name                    Present Principal Occupation
         -------------------------------------------------------------------------------------------------
         Henry M. Paulson, Jr.   Chairman and Chief Executive Officer of  The Goldman Sachs Group, Inc.

         Robert J. Hurst         Vice Chairman of The Goldman Sachs Group, Inc.

         John A. Thain           President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc.

         John L. Thornton        President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc.

         Sir John Browne         Group Chief Executive of BP Amoco plc

         James A. Johnson        Chairman of the Executive Committee of the Board of Fannie Mae

         John H. Bryan           Chairman and Chief Executive Officer of Sara Lee Corporation

         John L. Weinberg        Senior Chairman of The Goldman Sachs Group, Inc.


                                        Page 18 of 47 pages

                                             SCHEDULE II-A-i
                                             ---------------

         The name,  position  and  present  principal  occupation  of each  director  and  executive  officer of GS
Advisors,  Inc., the sole general  partner of GS Advisors,  L.P.,  which is the sole general  partner of GS Capital
Partners II, L.P., are set forth below.

         The business  address for all the executive  officers and directors  listed below except  Barry S. Volpert is 85 Broad Street, New York, New York 10004.  The business address of Barry S. Volpert is 133 Fleet Street, London
EC4A 2BB, England.

         All executive officers and directors listed below are United States citizens.


 Name                                    Position                               Present Principal Occupation
 -----------------------------------------------------------------------------------------------------------

 Richard A. Friedman                     Director/President                     Managing Director of Goldman, Sachs & Co.

 Terence M. O'Toole                      Director/Vice President                Managing Director of Goldman, Sachs & Co.

 Elizabeth S. Fascitelli                 Treasurer                              Managing Director of Goldman, Sachs & Co.

 Joseph H. Gleberman                     Director/Vice President                Managing Director of Goldman, Sachs & Co.

 Henry Cornell                           Vice President                         Managing Director of Goldman, Sachs & Co.

 Barry S. Volpert                        Director/Vice President                Managing Director of Goldman Sachs International

 Eve M. Gerriets                         Vice President                         Vice President of Goldman, Sachs & Co.

 David J. Greenwald                      Assistant Secretary                    Managing Director of Goldman, Sachs & Co.

 Esta E. Stecher                         Assistant Secretary                    Managing Director of Goldman, Sachs & Co.

 James B. McHugh                         Assistant Secretary                    Vice President of Goldman, Sachs & Co.

 C. Douglas Fuge                         Assistant Treasurer                    Managing Director of Goldman, Sachs & Co.

 Dan H. Jester                           Assistant Treasurer                    Managing Director of Goldman, Sachs & Co.

 David A. Viniar                         Assistant Treasurer                    Managing Director of Goldman, Sachs & Co.

 Katherine B. Enquist                    Vice President/Secretary               Vice President of Goldman, Sachs & Co.

 John E. Bowman                          Vice President                         Vice President of Goldman, Sachs & Co.

 Katherine L. Nissenbaum                 Vice President                         Vice President of Goldman, Sachs & Co.


                                           Page 19 of 47 pages

                                            SCHEDULE II-A-ii
                                            ----------------

         The name,  position  and  present  principal  occupation  of each  director  and  executive  officer of GS
Advisors II, Inc., the sole general  partner of GS Advisors II (Cayman),  L.P.,  which is the sole general  partner of GS Capital Partners II Offshore, L.P., are set forth below.

         The business  address for all the executive  officers and directors  listed below except  Barry S. Volpert is 85 Broad Street, New York, New York 10004.  The business address of Barry S. Volpert is 133 Fleet Street, London
EC4A 2BB, England.

         All executive officers and directors listed below are United States citizens.


 Name                                    Position                               Present Principal Occupation
 -----------------------------------------------------------------------------------------------------------

 Richard A. Friedman                     Director/President                     Managing Director of Goldman, Sachs & Co.

 Terence M. O'Toole                      Director/Vice President                Managing Director of Goldman, Sachs & Co.

 Elizabeth S. Fascitelli                 Treasurer                              Managing Director of Goldman, Sachs & Co.

 Joseph H. Gleberman                     Director/Vice President                Managing Director of Goldman, Sachs & Co.

 Henry Cornell                           Vice President                         Managing Director of Goldman, Sachs & Co.

 Barry S. Volpert                        Director/Vice President                Managing Director of Goldman Sachs International

 Eve M. Gerriets                         Vice President                         Vice President of Goldman, Sachs & Co.

 David J. Greenwald                      Assistant Secretary                    Managing Director of Goldman, Sachs & Co.

 Esta E. Stecher                         Assistant Secretary                    Managing Director of Goldman, Sachs & Co.

 James B. McHugh                         Assistant Secretary                    Vice President of Goldman, Sachs & Co.

 C. Douglas Fuge                         Assistant Treasurer                    Managing Director of Goldman, Sachs & Co.

 Dan H. Jester                           Assistant Treasurer                    Managing Director of Goldman, Sachs & Co.

 David A. Viniar                         Assistant Treasurer                    Managing Director of Goldman, Sachs & Co.

 Katherine B. Enquist                    Vice President/Secretary               Vice President of Goldman, Sachs & Co.

 John E. Bowman                          Vice President                         Vice President of Goldman, Sachs & Co.

 Katherine L. Nissenbaum                 Vice President                         Vice President of Goldman, Sachs & Co.


                                           Page 20 of 47 pages

                                           SCHEDULE II-B-i
                                           ---------------

     The name,  position and present  principal occupation of each executive officer of  Stone Street 1997, L.L.C., the sole general partner of  Stone Street Fund 1997, L.P.  and the managing  general partner of  Bridge Street Fund
1997, L.P., are set forth below.

     The business address for each of the executive officers listed below is  85 Broad Street,  New York,  New York
10004.

     All executive officers listed below except Sanjeev K. Mehra are United States citizens.  Sanjeev K. Mehra is a citizen of India.


Name                                    Position                                Present Principal Occupation
------------------------------------------------------------------------------------------------------------

Richard A. Friedman                     Vice President                          Managing Director of Goldman, Sachs & Co.

Terence M. O'Toole                      Vice President                          Managing Director of Goldman, Sachs & Co.

Joseph H. Gleberman                     Vice President                          Managing Director of Goldman, Sachs & Co.

Sanjeev K. Mehra                        Vice President/Treasurer                Managing Director of Goldman, Sachs & Co.

Peter G. Sachs                          Vice President                          Senior Director of The Goldman Sachs Group, Inc.

Peter M. Sacerdote                      President                               Advisory Director of Goldman, Sachs & Co.

David J. Greenwald                      Vice President                          Managing Director of Goldman, Sachs & Co.

Esta E. Stecher                         Vice President                          Managing Director of Goldman, Sachs & Co.

C. Douglas Fuge                         Assistant Treasurer                     Managing Director of Goldman, Sachs & Co.

Eve M. Gerriets                         Vice President                          Vice President of Goldman, Sachs & Co.

Katherine B. Enquist                    Vice President/Secretary                Vice President of Goldman, Sachs & Co.

Richard J. Stingi                       Vice President                          Vice President of Goldman, Sachs & Co.

John E. Bowman                          Vice President                          Vice President of Goldman, Sachs & Co.

Katherine L. Nissenbaum                 Vice President                          Vice President of Goldman, Sachs & Co.



                                        Page 21 of 47 pages

                                          SCHEDULE II-B-ii
                                          ----------------

     The name and  principal occupation of each member of the  Principal Investment Area Investment Committee of
Goldman, Sachs & Co.,  which  exercises the  authority of  Goldman, Sachs & Co.  in managing  Stone Street 1997,
L.L.C.,  the sole general partner of  Stone Street Fund 1997, L.P.  and the managing general  partner of  Bridge
Street Fund 1997, L.P., are set forth below.

     The  business address for each member listed below except Gene T. Sykes, Richard Sharp and Barry S. Volpert is  85 Broad Street, New York, New York  10004.  The business address of  Gene T. Sykes is  2765 Sand Hill Road,
Menlo Park, CA  94025.  The business address of  Richard Sharp and  Barry S. Volpert is 133 Fleet Street, London
EC4A 2BB, England.

     All members listed below except  Richard S. Sharp and Sanjeev K. Mehra are United States citizens.  Richard
S. Sharp is a citizen of the United Kingdom and Sanjeev K. Mehra is a citizen of India.


Name                                    Present Principal Occupation
------------------------------------------------------------------------------------------------------------

Peter M. Sacerdote                      Advisory Director of Goldman, Sachs & Co.

Richard A. Friedman                     Managing Director of Goldman, Sachs & Co.

Joseph H. Gleberman                     Managing Director of Goldman, Sachs & Co.

Robin Neustein                          Managing Director of Goldman, Sachs & Co.

Terence M. O'Toole                      Managing Director of Goldman, Sachs & Co.

Gene T. Sykes                           Managing Director of Goldman, Sachs & Co.

Henry Cornell                           Managing Director of Goldman, Sachs & Co.

Robert V. Delaney                       Managing Director of Goldman, Sachs & Co.

Richard S. Sharp                        Managing Director of Goldman Sachs International

Barry S. Volpert                        Managing Director of Goldman Sachs International

Sanjeev K. Mehra                        Managing Director of Goldman, Sachs & Co.

Muneer A. Satter                        Managing Director of Goldman, Sachs & Co.


                                        Page 22 of 47 pages

                                              SCHEDULE II-C
                                              -------------

     The name, position and  present principal occupation of each  executive officer and  director of  Goldman,
Sachs & Co. Finanz GmbH  which is the sole managing general partner of  Goldman, Sachs & Co. oHG  are set forth below.

     The  business address for each of the  executive officers and  directors listed  below is MesseTurm, 60308
Frankfurt am Main, Germany.

     Of the directors and executive officers listed below, Stefan J. Jentzsch and Timothy C. Plaut are citizens of Germany,  Gregory T. Hoogkamp is a citizen of the United States and Paul M. Achleitner and Rudolf W. Ferscha
are citizens of Austria.


Name                                    Position                               Present Principal Occupation
-----------------------------------------------------------------------------------------------------------

Paul M. Achleitner                      Managing Director                       Managing Director of Goldman, Sachs & Co. oHG

Stefan J. Jentzsch                      Managing Director                       Managing Director of Goldman, Sachs & Co. oHG

Gregory T. Hoogkamp                     Managing Director                       Managing Director of Goldman, Sachs & Co. oHG

Rudolf W. Ferscha                       Managing Director                       Executive Director of Goldman, Sachs & Co. oHG

Timothy C. Plaut                        Managing Director                       Managing Director of Goldman, Sachs & Co. oHG


                                         Page 23 of 47 pages


                                  SCHEDULE IV-A
                                  -------------
                                iXOS Software AG
                           American Depositary Shares
                               Cusip No. 46600V108


       Purchases    Sales     Price     Trade Date   Settlement Date
-------------------------------------------------------------------------------
        1,000                30.62500    26-Oct-99   29-Oct-99
        1,000                26.37500    29-Oct-99    3-Nov-99
                    1,000    26.87500     3-Nov-99    8-Nov-99
        1,600                26.81250     3-Nov-99    8-Nov-99
          500                28.25000     4-Nov-99    9-Nov-99
          500                27.50000     5-Nov-99   10-Nov-99
        1,000                27.87500     5-Nov-99   10-Nov-99
          300                27.50000    11-Nov-99   16-Nov-99
          300                27.37500    11-Nov-99   16-Nov-99
          300                27.50000    11-Nov-99   16-Nov-99
          600                25.87500    17-Nov-99   22-Nov-99
          150                26.23330    29-Nov-99    2-Dec-99
                       50    26.37500    29-Nov-99    2-Dec-99
                      300    24.00000    30-Nov-99    3-Dec-99
                      600    24.00000    30-Nov-99    3-Dec-99
                      100    24.00000    30-Nov-99    3-Dec-99
                    1,000    23.87500    30-Nov-99    3-Dec-99
        2,350                23.76860    30-Nov-99   30-Nov-99
                    1,000    24.12500    30-Nov-99    3-Dec-99
          548                25.01774     1-Dec-99    6-Dec-99
                      400    28.75000    13-Dec-99   16-Dec-99
                      700    29.25000    13-Dec-99   16-Dec-99
          200                29.00000    13-Dec-99   16-Dec-99
                      400    29.12500    13-Dec-99   16-Dec-99
                    1,000    28.00000    13-Dec-99   16-Dec-99
        1,250                28.50000    17-Dec-99   22-Dec-99
                      200    29.75000    17-Dec-99   22-Dec-99
                      700    29.75000    17-Dec-99   22-Dec-99
        1,000                34.65000    23-Dec-99   29-Dec-99
        1,000                35.65000    23-Dec-99   29-Dec-99
                      548    25.01774     1-Dec-99    6-Dec-99
                      300    27.37500    11-Nov-99   16-Nov-99
                      300    27.50000    11-Nov-99   16-Nov-99
                      300    27.50000    11-Nov-99   16-Nov-99
                    2,000    27.00000    10-Nov-99   16-Nov-99
                    1,000    27.00000    10-Nov-99   16-Nov-99
                    1,000    27.00000    10-Nov-99   16-Nov-99
                    1,500    24.50000    30-Nov-99    3-Dec-99
                      500    24.50000    30-Nov-99    3-Dec-99
                      500    24.75000    30-Nov-99    3-Dec-99
                      500    24.25000    30-Nov-99    3-Dec-99
                    1,250    28.50000    17-Dec-99   22-Dec-99
                    1,000    26.37500    29-Oct-99    3-Nov-99


                               Page 24 of 47 pages


                                  SCHEDULE IV-B
                                  -------------
                                iXOS Software AG
                             Bearer Ordinary Shares


      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                    1,000    151.90240   20-Dec-99    22-Dec-99
        1,000                151.69000   20-Dec-99    22-Dec-99
           31                148.31000   25-Oct-99    27-Oct-99
                    1,000    149.69000   25-Oct-99    27-Oct-99
                       71    150.00000   25-Oct-99    27-Oct-99
                      200    152.18000   25-Oct-99    27-Oct-99
                    1,000    150.00000   25-Oct-99    27-Oct-99
                      100    142.00000   26-Oct-99    28-Oct-99
                      500    136.00000   26-Oct-99    28-Oct-99
           20                138.00000   26-Oct-99    28-Oct-99
                    1,000    139.00000   26-Oct-99    28-Oct-99
                      100    139.78000   26-Oct-99    28-Oct-99
                      100    138.00000   26-Oct-99    28-Oct-99
                      140    137.00000   26-Oct-99    28-Oct-99
                       60    137.00000   26-Oct-99    28-Oct-99
                      200    139.00000   26-Oct-99    28-Oct-99
                       53    140.00000   26-Oct-99    28-Oct-99
                      100    141.00000   26-Oct-99    28-Oct-99
                      100    139.78000   26-Oct-99    28-Oct-99
                      500    139.00000   26-Oct-99    28-Oct-99
                      500    138.00000   26-Oct-99    28-Oct-99
                      500    137.00000   26-Oct-99    28-Oct-99
           20                138.00000   26-Oct-99    28-Oct-99
                    1,000    136.30000   26-Oct-99    28-Oct-99
                      200    138.00000   26-Oct-99    28-Oct-99
                      200    139.00000   26-Oct-99    28-Oct-99
                      500    137.50000   26-Oct-99    28-Oct-99
                      200    138.77000   26-Oct-99    28-Oct-99
           13                138.00000   26-Oct-99    28-Oct-99
                      125    140.00000   27-Oct-99    29-Oct-99
                      200    140.50000   27-Oct-99    29-Oct-99
                       25    140.99000   27-Oct-99    29-Oct-99
          200                139.72000   27-Oct-99     1-Nov-99
           80                140.46000   27-Oct-99    29-Oct-99
          107                140.46000   27-Oct-99    29-Oct-99
           13                140.46000   27-Oct-99    29-Oct-99
                      200    140.00000   27-Oct-99    29-Oct-99
                       50    140.00000   27-Oct-99    29-Oct-99
          873                137.62000   28-Oct-99     1-Nov-99
          310                137.07142   28-Oct-99     2-Nov-99
                       23    137.50000   28-Oct-99     1-Nov-99
                      200    138.00000   28-Oct-99     1-Nov-99
                      161    138.96000   28-Oct-99     1-Nov-99
                        5    139.00000   28-Oct-99     1-Nov-99
                       10    137.00000   28-Oct-99     1-Nov-99
                       15    139.00000   28-Oct-99     1-Nov-99
                      120    137.50000   28-Oct-99     1-Nov-99
           50                136.58900   28-Oct-99     1-Nov-99
                      289    137.00000   28-Oct-99     1-Nov-99
                      100    138.10000   28-Oct-99     1-Nov-99
                       11    137.00000   28-Oct-99     1-Nov-99



                               Page 25 of 47 pages

      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                      300    137.50000   28-Oct-99     1-Nov-99
            7                135.04000   29-Oct-99     2-Nov-99
          193                135.04000   29-Oct-99     2-Nov-99
           15                124.98000   29-Oct-99     2-Nov-99
                       10    127.90000   29-Oct-99     2-Nov-99
            2                130.33119   29-Oct-99     2-Nov-99
                       29    127.80000   29-Oct-99     2-Nov-99
                      100    131.50000   29-Oct-99     2-Nov-99
          200                128.10000   29-Oct-99     2-Nov-99
                       27    127.90000   29-Oct-99     2-Nov-99
          200                127.34480   29-Oct-99     3-Nov-99
                      200    128.48430   29-Oct-99     3-Nov-99
          100                124.98000   29-Oct-99     2-Nov-99
                       14    127.90000   29-Oct-99     2-Nov-99
          200                134.55000   29-Oct-99     2-Nov-99
                       25    126.79000   29-Oct-99     2-Nov-99
                      200    126.79000   29-Oct-99     2-Nov-99
                       40    135.92000   29-Oct-99     2-Nov-99
          100                127.50000   29-Oct-99     2-Nov-99
                      200    127.60000   29-Oct-99     2-Nov-99
                       50    127.90000   29-Oct-99     2-Nov-99
                       21    127.90000   29-Oct-99     2-Nov-99
           61                126.91000    1-Nov-99     3-Nov-99
                      200    126.00000    1-Nov-99     3-Nov-99
          139                126.91000    1-Nov-99     3-Nov-99
                      200    126.00000    1-Nov-99     3-Nov-99
                       20    127.30000    1-Nov-99     3-Nov-99
                      115    126.00000    1-Nov-99     3-Nov-99
                      200    126.00000    1-Nov-99     3-Nov-99
           15                125.10000    1-Nov-99     3-Nov-99
           19                127.50000    1-Nov-99     3-Nov-99
          200                126.91000    1-Nov-99     3-Nov-99
                      159    127.80000    2-Nov-99     4-Nov-99
                       40    129.32000    2-Nov-99     4-Nov-99
          200                128.14000    2-Nov-99     4-Nov-99
                      200    128.40000    2-Nov-99     4-Nov-99
          200                128.14000    2-Nov-99     4-Nov-99
                      200    131.86000    3-Nov-99     5-Nov-99
           10                137.00000    4-Nov-99     8-Nov-99
                      200    137.54000    4-Nov-99     8-Nov-99
           16                138.00000    4-Nov-99     8-Nov-99
          174                138.50000    4-Nov-99     8-Nov-99
           70                136.00000    4-Nov-99     8-Nov-99
            9                136.00000    4-Nov-99     8-Nov-99
                       17    142.00000    5-Nov-99     9-Nov-99
                      200    136.00000    5-Nov-99     9-Nov-99
           29                139.00000    5-Nov-99     9-Nov-99
                       50    138.96000    5-Nov-99     9-Nov-99
                       99    143.00000    5-Nov-99     9-Nov-99
           21                138.99000    5-Nov-99     9-Nov-99
           16                138.50000    5-Nov-99     9-Nov-99
                       25    128.50000    8-Nov-99    10-Nov-99



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
      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                      100    129.80000    8-Nov-99    10-Nov-99
                      100    135.00000    8-Nov-99    10-Nov-99
           50                137.01000    8-Nov-99    10-Nov-99
          200                136.90000    8-Nov-99    10-Nov-99
                       20    132.50000    8-Nov-99    10-Nov-99
                       20    131.90000    8-Nov-99    10-Nov-99
                       10    131.90000    8-Nov-99    10-Nov-99
                       50    132.00000    8-Nov-99    10-Nov-99
                       33    131.00000    8-Nov-99    10-Nov-99
                       40    131.90000    8-Nov-99    10-Nov-99
                      100    130.00000    8-Nov-99    10-Nov-99
                       30    131.90000    8-Nov-99    10-Nov-99
                       34    132.00000    8-Nov-99    10-Nov-99
                       26    132.00000    8-Nov-99    10-Nov-99
          200                136.96000    8-Nov-99    10-Nov-99
          200                134.94000    8-Nov-99    10-Nov-99
          150                132.49460    9-Nov-99    12-Nov-99
                      200    131.86000    9-Nov-99    11-Nov-99
                       12    133.00000    9-Nov-99    11-Nov-99
                      100    132.87000    9-Nov-99    11-Nov-99
                      100    133.50000   10-Nov-99    12-Nov-99
          450                132.30000   10-Nov-99    12-Nov-99
                      300    132.00000   10-Nov-99    12-Nov-99
          100                132.38000   10-Nov-99    12-Nov-99
                       19    130.00000   10-Nov-99    12-Nov-99
                       30    130.00000   10-Nov-99    12-Nov-99
                      100    130.00000   10-Nov-99    12-Nov-99
                       20    132.00000   11-Nov-99    15-Nov-99
          179                133.00000   11-Nov-99    15-Nov-99
                      200    133.89000   11-Nov-99    15-Nov-99
                      200    134.00000   11-Nov-99    15-Nov-99
           50                132.02000   11-Nov-99    15-Nov-99
          700                132.69384   11-Nov-99    16-Nov-99
                       10    131.86000   11-Nov-99    15-Nov-99
                       20    132.00000   11-Nov-99    15-Nov-99
                      200    134.00000   11-Nov-99    15-Nov-99
                       80    132.00000   11-Nov-99    15-Nov-99
                      200    133.95000   11-Nov-99    15-Nov-99
                      100    131.80000   12-Nov-99    16-Nov-99
                      180    131.80000   12-Nov-99    16-Nov-99
          330                131.25941   12-Nov-99    17-Nov-99
                      150    132.50000   12-Nov-99    16-Nov-99
                       79    130.00000   12-Nov-99    16-Nov-99
                      100    131.00000   15-Nov-99    17-Nov-99
                       35    131.50000   15-Nov-99    17-Nov-99
                      100    131.00000   15-Nov-99    17-Nov-99
                       60    131.50000   15-Nov-99    17-Nov-99
                      100    131.00000   15-Nov-99    17-Nov-99
                       55    131.00000   15-Nov-99    17-Nov-99
                       45    131.00000   15-Nov-99    17-Nov-99
                      100    131.00000   15-Nov-99    17-Nov-99
                       35    131.92000   15-Nov-99    17-Nov-99



                               Page 27 of 47 pages
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
      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
          600                130.75563   15-Nov-99    17-Nov-99
                      200    130.00000   16-Nov-99    18-Nov-99
                       50    130.00000   16-Nov-99    18-Nov-99
                       50    131.00000   16-Nov-99    18-Nov-99
          200                128.19000   16-Nov-99    18-Nov-99
                      200    131.00000   16-Nov-99    18-Nov-99
                      300    130.50000   16-Nov-99    18-Nov-99
                      200    131.00000   16-Nov-99    18-Nov-99
                      300    130.00000   16-Nov-99    18-Nov-99
                      100    132.00000   16-Nov-99    18-Nov-99
                       50    130.00000   16-Nov-99    18-Nov-99
                      200    131.00000   16-Nov-99    18-Nov-99
                      100    131.00000   16-Nov-99    18-Nov-99
                      100    130.00000   16-Nov-99    18-Nov-99
           36                126.30000   16-Nov-99    18-Nov-99
                      400    130.00000   16-Nov-99    18-Nov-99
          400                129.56577   16-Nov-99    19-Nov-99
          200                130.05000   16-Nov-99    18-Nov-99
                       80    131.86000   16-Nov-99    18-Nov-99
          200                130.11000   16-Nov-99    18-Nov-99
          200                128.13000   16-Nov-99    18-Nov-99
                       50    130.00000   16-Nov-99    18-Nov-99
                      200    130.00000   16-Nov-99    18-Nov-99
                      200    130.00000   16-Nov-99    18-Nov-99
                      400    131.00000   16-Nov-99    18-Nov-99
                      100    130.00000   16-Nov-99    18-Nov-99
        2,673                130.36000   16-Nov-99    18-Nov-99
                      500    130.50000   16-Nov-99    18-Nov-99
                      100    130.00000   16-Nov-99    18-Nov-99
                       11    130.00000   17-Nov-99    19-Nov-99
                      122    130.00000   17-Nov-99    19-Nov-99
          200                127.35000   17-Nov-99    19-Nov-99
                      100    131.00000   17-Nov-99    19-Nov-99
                       89    130.00000   17-Nov-99    19-Nov-99
                      300    130.00000   17-Nov-99    19-Nov-99
                       20    130.00000   17-Nov-99    19-Nov-99
                       17    130.00000   17-Nov-99    19-Nov-99
                      300    130.00000   17-Nov-99    19-Nov-99
                       22    131.92000   17-Nov-99    19-Nov-99
        1,100                130.11000   17-Nov-99    19-Nov-99
                      300    130.00000   17-Nov-99    19-Nov-99
                       78    130.00000   17-Nov-99    19-Nov-99
                      100    115.00000   18-Nov-99    22-Nov-99
                      500    119.00000   18-Nov-99    22-Nov-99
           20                117.51000   18-Nov-99    22-Nov-99
          200                121.00000   18-Nov-99    22-Nov-99
          200                119.27000   18-Nov-99    22-Nov-99
                      500    118.00000   18-Nov-99    22-Nov-99
                      500    118.00000   18-Nov-99    22-Nov-99
                       20    117.00000   18-Nov-99    22-Nov-99
                      200    117.00000   18-Nov-99    22-Nov-99
                       20    115.20000   18-Nov-99    22-Nov-99



                               Page 28 of 47 pages
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
      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
          100                121.00000   18-Nov-99    22-Nov-99
                      300    117.00000   18-Nov-99    22-Nov-99
                      200    119.00000   18-Nov-99    22-Nov-99
                      200    119.00000   18-Nov-99    22-Nov-99
                    6,000    116.00000   18-Nov-99    22-Nov-99
           60                119.21000   18-Nov-99    22-Nov-99
          200                116.50000   18-Nov-99    22-Nov-99
                      100    116.00000   18-Nov-99    22-Nov-99
          200                118.00000   18-Nov-99    22-Nov-99
            4                120.00000   18-Nov-99    22-Nov-99
                      500    119.00000   18-Nov-99    22-Nov-99
                       50    115.00000   18-Nov-99    22-Nov-99
          200                118.00000   18-Nov-99    22-Nov-99
       11,000                121.12403   18-Nov-99    23-Nov-99
                      300    119.00000   18-Nov-99    22-Nov-99
                       25    115.00000   18-Nov-99    22-Nov-99
          500                117.75000   18-Nov-99    22-Nov-99
                    3,773    130.28000   18-Nov-99    22-Nov-99
                      500    115.00000   18-Nov-99    22-Nov-99
          200                117.80000   18-Nov-99    22-Nov-99
                      500    119.00000   18-Nov-99    22-Nov-99
                      300    119.00000   18-Nov-99    22-Nov-99
          100                114.75000   18-Nov-99    22-Nov-99
           25                115.00000   18-Nov-99    22-Nov-99
          200                119.27000   18-Nov-99    22-Nov-99
                      500    119.00000   18-Nov-99    22-Nov-99
        1,000                119.00000   18-Nov-99    22-Nov-99
          200                120.00000   18-Nov-99    22-Nov-99
                       30    115.00000   18-Nov-99    22-Nov-99
                      175    115.00000   18-Nov-99    22-Nov-99
          200                116.35000   18-Nov-99    22-Nov-99
          813                121.00000   18-Nov-99    22-Nov-99
           10                119.21000   18-Nov-99    22-Nov-99
                      200    118.00000   18-Nov-99    22-Nov-99
                    1,000    122.00000   19-Nov-99    23-Nov-99
                       30    125.51000   19-Nov-99    23-Nov-99
                      100    123.21000   19-Nov-99    23-Nov-99
          890                121.19418   19-Nov-99    24-Nov-99
                      200    123.30000   19-Nov-99    23-Nov-99
           20                123.74000   19-Nov-99    23-Nov-99
          230                122.79660   19-Nov-99    24-Nov-99
          460                120.94996   19-Nov-99    24-Nov-99
                      300    122.00000   19-Nov-99    23-Nov-99
                      200    122.00000   19-Nov-99    23-Nov-99
                      200    123.24000   19-Nov-99    23-Nov-99
                       20    122.00000   19-Nov-99    23-Nov-99
          250                120.70574   19-Nov-99    24-Nov-99
                      100    122.50000   19-Nov-99    23-Nov-99
                      101    123.52000   19-Nov-99    23-Nov-99
          440                121.89300   19-Nov-99    24-Nov-99
                       38    123.00000   19-Nov-99    23-Nov-99
                      200    120.00000   22-Nov-99    24-Nov-99



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
      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                        5    121.00000   22-Nov-99    24-Nov-99
                      200    122.50000   22-Nov-99    24-Nov-99
                      500    124.00000   22-Nov-99    24-Nov-99
                    1,000    120.00000   22-Nov-99    24-Nov-99
                      100    125.00000   22-Nov-99    24-Nov-99
                      200    121.20000   22-Nov-99    24-Nov-99
                       32    123.00000   22-Nov-99    24-Nov-99
                       40    121.00000   22-Nov-99    24-Nov-99
                      300    124.00000   22-Nov-99    24-Nov-99
        2,540                120.75869   22-Nov-99    25-Nov-99
                      200    120.00000   22-Nov-99    24-Nov-99
                      200    123.00000   22-Nov-99    24-Nov-99
                       60    123.00000   22-Nov-99    24-Nov-99
          100                124.10000   22-Nov-99    24-Nov-99
                      100    123.00000   22-Nov-99    24-Nov-99
                      360    121.00000   22-Nov-99    24-Nov-99
          300                124.37500   22-Nov-99    25-Nov-99
                       28    125.90000   22-Nov-99    24-Nov-99
                       14    125.88000   22-Nov-99    24-Nov-99
          900                123.21000   22-Nov-99    24-Nov-99
        1,700                120.41000   22-Nov-99    24-Nov-99
                      825    120.00000   22-Nov-99    24-Nov-99
                       10    120.00000   22-Nov-99    24-Nov-99
                    1,000    120.00000   22-Nov-99    24-Nov-99
                      400    122.00000   22-Nov-99    24-Nov-99
                      300    122.00000   22-Nov-99    24-Nov-99
          980                119.24400   22-Nov-99    25-Nov-99
                      387    125.00000   22-Nov-99    24-Nov-99
                       60    125.49000   22-Nov-99    24-Nov-99
                    1,000    121.00000   23-Nov-99    25-Nov-99
                       20    120.50000   23-Nov-99    25-Nov-99
                       20    120.00000   23-Nov-99    25-Nov-99
          200                120.26000   23-Nov-99    25-Nov-99
          200                121.73000   23-Nov-99    25-Nov-99
                      200    120.20000   23-Nov-99    25-Nov-99
                      200    121.00000   23-Nov-99    25-Nov-99
                       50    121.70000   23-Nov-99    25-Nov-99
                      200    120.00000   23-Nov-99    25-Nov-99
                      600    120.00000   23-Nov-99    25-Nov-99
                        2    120.00000   23-Nov-99    25-Nov-99
                       86    123.87000   23-Nov-99    25-Nov-99
                      100    121.98000   23-Nov-99    25-Nov-99
                       50    121.00000   23-Nov-99    25-Nov-99
                       50    122.00000   23-Nov-99    25-Nov-99
                       26    120.00000   23-Nov-99    25-Nov-99
                      100    122.00000   23-Nov-99    25-Nov-99
        2,560                120.07144   23-Nov-99    26-Nov-99
                       20    120.00000   23-Nov-99    25-Nov-99
                      100    120.00000   23-Nov-99    25-Nov-99
                      135    121.00000   23-Nov-99    25-Nov-99
                      200    121.72000   24-Nov-99    26-Nov-99
           55                124.20000   24-Nov-99    26-Nov-99



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      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                      200    129.75000   24-Nov-99    26-Nov-99
                      200    129.75000   24-Nov-99    26-Nov-99
          144                127.00000   24-Nov-99    26-Nov-99
          400                130.00000   24-Nov-99    26-Nov-99
                      100    134.00000   25-Nov-99    29-Nov-99
                      100    133.70000   25-Nov-99    29-Nov-99
        2,800                134.04000   25-Nov-99    29-Nov-99
           78                129.00000   25-Nov-99    29-Nov-99
                       30    135.00000   25-Nov-99    29-Nov-99
                       12    135.00000   25-Nov-99    29-Nov-99
                       50    134.00000   25-Nov-99    29-Nov-99
                      100    133.70000   25-Nov-99    29-Nov-99
           77                130.00000   25-Nov-99    29-Nov-99
                      200    135.00000   25-Nov-99    29-Nov-99
                      100    133.70000   25-Nov-99    29-Nov-99
                       78    129.64500   25-Nov-99    30-Nov-99
                      100    134.00000   25-Nov-99    29-Nov-99
                       80    133.70000   25-Nov-99    29-Nov-99
                      100    134.50000   25-Nov-99    29-Nov-99
                       20    130.00000   25-Nov-99    29-Nov-99
                      200    134.00000   25-Nov-99    29-Nov-99
                       77    130.00000   25-Nov-99    29-Nov-99
                      400    135.00000   25-Nov-99    29-Nov-99
                      200    135.00000   25-Nov-99    29-Nov-99
                      300    134.00000   25-Nov-99    29-Nov-99
                      100    134.00000   25-Nov-99    29-Nov-99
                      300    133.70000   25-Nov-99    29-Nov-99
                      200    135.00000   25-Nov-99    29-Nov-99
                        8    132.50000   25-Nov-99    29-Nov-99
                      100    135.00000   25-Nov-99    29-Nov-99
                      206    129.50000   26-Nov-99    30-Nov-99
                      200    129.30000   26-Nov-99    30-Nov-99
                      200    129.50000   26-Nov-99    30-Nov-99
            2                129.20000   26-Nov-99    30-Nov-99
           78                128.00000   26-Nov-99    30-Nov-99
                      300    130.00000   26-Nov-99    30-Nov-99
                       80    129.00000   26-Nov-99    30-Nov-99
                       20    131.00000   26-Nov-99    30-Nov-99
                    1,000    129.30000   26-Nov-99    30-Nov-99
                    1,000    129.50000   26-Nov-99    30-Nov-99
                    1,000    129.50000   26-Nov-99    30-Nov-99
                       42    130.00000   26-Nov-99    30-Nov-99
                       15    131.00000   26-Nov-99    30-Nov-99
                       50    129.50000   26-Nov-99    30-Nov-99
                       10    131.00000   26-Nov-99    30-Nov-99
                        6    129.50000   26-Nov-99    30-Nov-99
                       15    129.99000   26-Nov-99    30-Nov-99
        4,000                129.24000   26-Nov-99    30-Nov-99
                       64    129.50000   26-Nov-99    30-Nov-99
                       16    129.50000   26-Nov-99    30-Nov-99
                       20    129.50000   26-Nov-99    30-Nov-99
                      194    129.50000   26-Nov-99    30-Nov-99



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      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                       95    130.00000   26-Nov-99    30-Nov-99
                       78    128.64000   26-Nov-99     1-Dec-99
                       20    131.01000   26-Nov-99    30-Nov-99
                      420    129.50000   26-Nov-99    30-Nov-99
                      200    130.00000   26-Nov-99    30-Nov-99
                       40    130.00000   26-Nov-99    30-Nov-99
                      200    129.50000   26-Nov-99    30-Nov-99
                       25    130.00000   26-Nov-99    30-Nov-99
                      200    130.00000   26-Nov-99    30-Nov-99
        7,000                129.20217   26-Nov-99     1-Dec-99
                       30    129.50000   26-Nov-99    30-Nov-99
                    1,000    129.30000   26-Nov-99    30-Nov-99
                    1,000    129.30000   26-Nov-99    30-Nov-99
                       80    129.50000   26-Nov-99    30-Nov-99
                    2,200    129.50000   26-Nov-99    30-Nov-99
                       40    130.00000   26-Nov-99    30-Nov-99
                      500    130.00000   26-Nov-99    30-Nov-99
                      300    129.80000   26-Nov-99    30-Nov-99
                       14    129.50000   26-Nov-99    30-Nov-99
                      200    130.00000   26-Nov-99    30-Nov-99
                       19    127.00000   30-Nov-99     2-Dec-99
           20                124.25000    1-Dec-99     3-Dec-99
          200                137.00000   13-Dec-99    15-Dec-99
                      200    137.00000   13-Dec-99    15-Dec-99
          460                138.00000   14-Dec-99    16-Dec-99
          180                144.00000   17-Dec-99    21-Dec-99
                       24    150.00000   20-Dec-99    22-Dec-99
                       50    152.00000   20-Dec-99    22-Dec-99
                      400    151.00000   20-Dec-99    22-Dec-99
                    1,755    150.00000   20-Dec-99    22-Dec-99
                       31    152.00000   20-Dec-99    22-Dec-99
                        5    150.00000   20-Dec-99    22-Dec-99
                    4,000    151.50000   20-Dec-99    22-Dec-99
                      117    152.00000   20-Dec-99    22-Dec-99
                      500    152.50000   20-Dec-99    22-Dec-99
                       50    151.90000   20-Dec-99    22-Dec-99
                       20    152.00000   20-Dec-99    22-Dec-99
                      200    150.30000   20-Dec-99    22-Dec-99
                      200    151.90000   20-Dec-99    22-Dec-99
           63                152.00000   20-Dec-99    22-Dec-99
                       93    152.00000   20-Dec-99    22-Dec-99
                      300    151.00000   20-Dec-99    22-Dec-99
                    1,000    152.00000   20-Dec-99    22-Dec-99
                    2,353    150.78000   20-Dec-99    22-Dec-99
                      500    153.00000   20-Dec-99    22-Dec-99
       12,300                150.99999   20-Dec-99    23-Dec-99
                       20    152.00000   20-Dec-99    22-Dec-99
                       20    152.00000   20-Dec-99    22-Dec-99
                      600    152.30000   20-Dec-99    22-Dec-99
                       50    151.90000   20-Dec-99    22-Dec-99
                      250    144.05716   20-Dec-99    22-Dec-99
                       45    150.70000   20-Dec-99    22-Dec-99



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      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                       30    148.11795   21-Dec-99    23-Dec-99
                       50    130.00000   29-Nov-99     1-Dec-99
                      200    129.00000   29-Nov-99     1-Dec-99
                       28    130.00000   29-Nov-99     1-Dec-99
                      180    129.50000   29-Nov-99     1-Dec-99
                       20    129.50000   29-Nov-99     1-Dec-99
                       91    130.00000   29-Nov-99     1-Dec-99
                        6    130.00000   29-Nov-99     1-Dec-99
                      900    129.00000   29-Nov-99     1-Dec-99
                      500    129.50000   29-Nov-99     1-Dec-99
                      200    128.00000   29-Nov-99     1-Dec-99
                      300    129.50000   29-Nov-99     1-Dec-99
        5,450                128.82421   29-Nov-99     2-Dec-99
                       50    130.00000   29-Nov-99     1-Dec-99
                       10    130.00000   29-Nov-99     1-Dec-99
                      300    129.00000   29-Nov-99     1-Dec-99
                      200    130.00000   29-Nov-99     1-Dec-99
                       50    129.00000   29-Nov-99     1-Dec-99
                      500    130.00000   29-Nov-99     1-Dec-99
                      300    129.63775   29-Nov-99     2-Dec-99
                       10    130.00000   29-Nov-99     1-Dec-99
                      180    129.00000   29-Nov-99     1-Dec-99
                      200    129.25000   29-Nov-99     1-Dec-99
                       50    129.30000   29-Nov-99     1-Dec-99
                       71    129.00000   29-Nov-99     1-Dec-99
                        9    130.00000   29-Nov-99     1-Dec-99
                      100    129.00000   29-Nov-99     1-Dec-99
                       31    130.00000   29-Nov-99     1-Dec-99
            1                129.50000   29-Nov-99     1-Dec-99
                      400    129.00000   29-Nov-99     1-Dec-99
                       15    130.00000   29-Nov-99     1-Dec-99
                      200    128.00000   29-Nov-99     1-Dec-99
                      100    128.00000   29-Nov-99     1-Dec-99
                      200    129.00000   29-Nov-99     1-Dec-99
                       37    126.00000   30-Nov-99     2-Dec-99
           60                126.00000   30-Nov-99     2-Dec-99
                       20    128.00000   30-Nov-99     2-Dec-99
                      100    126.00000   30-Nov-99     2-Dec-99
                       15    127.00000   30-Nov-99     2-Dec-99
                       60    126.00000   30-Nov-99     2-Dec-99
                      100    127.00000   30-Nov-99     2-Dec-99
                       60    127.00000   30-Nov-99     2-Dec-99
                       20    126.00000   30-Nov-99     2-Dec-99
           19                127.00000   30-Nov-99     2-Dec-99
                       79    127.00000   30-Nov-99     2-Dec-99
                       80    126.63000   30-Nov-99     3-Dec-99
                      500    124.50000   30-Nov-99     2-Dec-99
           20                126.00000   30-Nov-99     2-Dec-99
        1,372                125.57588   30-Nov-99     3-Dec-99
                      400    127.00000   30-Nov-99     2-Dec-99
                       25    120.50000    1-Dec-99     3-Dec-99
           50                118.78000    1-Dec-99     3-Dec-99



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

      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                      300    120.50000    1-Dec-99     3-Dec-99
                      200    120.50000    1-Dec-99     3-Dec-99
                      600    120.00000    1-Dec-99     3-Dec-99
                       60    119.90000    1-Dec-99     3-Dec-99
                      100    120.50000    1-Dec-99     3-Dec-99
                        7    120.50000    1-Dec-99     3-Dec-99
                      200    122.00000    1-Dec-99     3-Dec-99
                       35    120.00000    1-Dec-99     3-Dec-99
            5                118.28000    1-Dec-99     3-Dec-99
                      500    120.00000    1-Dec-99     3-Dec-99
           19                122.47000    1-Dec-99     3-Dec-99
                        6    120.50000    1-Dec-99     3-Dec-99
                      400    120.50000    1-Dec-99     3-Dec-99
                      100    121.00000    1-Dec-99     3-Dec-99
                       30    120.50000    1-Dec-99     3-Dec-99
                      700    120.00000    1-Dec-99     3-Dec-99
                       20    120.50000    1-Dec-99     3-Dec-99
                        9    120.35000    1-Dec-99     3-Dec-99
                       20    124.25000    1-Dec-99     3-Dec-99
                       20    119.90000    1-Dec-99     3-Dec-99
                      200    121.25000    1-Dec-99     3-Dec-99
                      100    119.90000    1-Dec-99     3-Dec-99
                      445    120.00000    1-Dec-99     3-Dec-99
                       30    120.00000    1-Dec-99     3-Dec-99
                       66    120.50000    1-Dec-99     3-Dec-99
                       50    120.01000    1-Dec-99     3-Dec-99
                        3    120.50000    1-Dec-99     3-Dec-99
                       30    122.50000    1-Dec-99     3-Dec-99
        4,200                120.05166    1-Dec-99     6-Dec-99
                      100    117.66000    2-Dec-99     6-Dec-99
          200                116.31000    2-Dec-99     6-Dec-99
                        8    118.00000    2-Dec-99     6-Dec-99
                      200    117.00000    2-Dec-99     6-Dec-99
                      100    117.00000    2-Dec-99     6-Dec-99
                      200    117.00000    2-Dec-99     6-Dec-99
                      200    118.00000    2-Dec-99     6-Dec-99
                    1,200    117.00000    2-Dec-99     6-Dec-99
                       13    117.97000    2-Dec-99     6-Dec-99
                        5    118.00000    2-Dec-99     6-Dec-99
            2                117.00000    2-Dec-99     6-Dec-99
                      200    120.00000    2-Dec-99     6-Dec-99
                       20    118.70000    2-Dec-99     6-Dec-99
                      200    118.00000    2-Dec-99     6-Dec-99
        3,500                117.02703    2-Dec-99     7-Dec-99
                      800    117.00000    2-Dec-99     6-Dec-99
                       40    118.00000    2-Dec-99     6-Dec-99
                       25    117.00000    2-Dec-99     6-Dec-99
                      200    117.00000    2-Dec-99     6-Dec-99
          200                116.31000    2-Dec-99     6-Dec-99
                      100    118.70000    2-Dec-99     6-Dec-99
                      200    118.70000    2-Dec-99     6-Dec-99
                        4    121.00000    3-Dec-99     7-Dec-99



                               Page 34 of 47 pages

      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                       30    118.67000    3-Dec-99     7-Dec-99
                      200    119.50000    3-Dec-99     7-Dec-99
          100                118.75000    3-Dec-99     7-Dec-99
                       50    120.00000    3-Dec-99     7-Dec-99
                       46    120.50000    3-Dec-99     7-Dec-99
                       50    120.00000    3-Dec-99     7-Dec-99
                       20    119.50000    3-Dec-99     7-Dec-99
                      500    119.50000    3-Dec-99     7-Dec-99
                       10    120.00000    3-Dec-99     7-Dec-99
                    1,200    119.50000    3-Dec-99     7-Dec-99
                       70    120.00000    3-Dec-99     7-Dec-99
                      140    119.99000    3-Dec-99     7-Dec-99
                       30    120.00000    3-Dec-99     7-Dec-99
                      900    119.80000    3-Dec-99     7-Dec-99
                      100    118.70000    3-Dec-99     7-Dec-99
                       10    119.99000    3-Dec-99     7-Dec-99
                       50    119.99000    3-Dec-99     7-Dec-99
                       16    120.00000    3-Dec-99     7-Dec-99
                       58    120.00000    3-Dec-99     7-Dec-99
                        4    120.50000    3-Dec-99     7-Dec-99
                       70    120.00000    3-Dec-99     7-Dec-99
                       20    120.50000    3-Dec-99     7-Dec-99
                       80    120.00000    3-Dec-99     7-Dec-99
                       20    120.45000    3-Dec-99     7-Dec-99
                       66    120.00000    3-Dec-99     7-Dec-99
        4,044                119.46137    3-Dec-99     8-Dec-99
                      200    119.00000    3-Dec-99     7-Dec-99
                      200    118.00000    3-Dec-99     7-Dec-99
                      100    118.00000    6-Dec-99     8-Dec-99
                      110    119.00000    6-Dec-99     8-Dec-99
                      400    118.70000    6-Dec-99     8-Dec-99
                      100    118.00000    6-Dec-99     8-Dec-99
                        5    120.00000    6-Dec-99     8-Dec-99
                      120    119.50000    6-Dec-99     8-Dec-99
                       50    120.00000    6-Dec-99     8-Dec-99
                        8    119.00000    6-Dec-99     8-Dec-99
                       51    118.50000    6-Dec-99     8-Dec-99
                       50    118.00000    6-Dec-99     8-Dec-99
          392                117.91745    6-Dec-99     9-Dec-99
                        8    118.00000    6-Dec-99     8-Dec-99
                       45    120.00000    6-Dec-99     8-Dec-99
                      200    118.25000    6-Dec-99     8-Dec-99
                      500    120.00000    6-Dec-99     8-Dec-99
        1,880                118.93461    6-Dec-99     9-Dec-99
                      100    118.50000    6-Dec-99     8-Dec-99
                      125    118.00000    6-Dec-99     8-Dec-99
                      100    120.00000    6-Dec-99     8-Dec-99
                      100    119.69000    6-Dec-99     8-Dec-99
                      100    119.00000    6-Dec-99     8-Dec-99
                      200    119.00000    7-Dec-99     9-Dec-99
        2,554                119.50264    7-Dec-99    10-Dec-99
                      354    120.00000    7-Dec-99     9-Dec-99



                               Page 35 of 47 pages
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
      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                      100    119.00000    7-Dec-99     9-Dec-99
                      200    119.43000    7-Dec-99     9-Dec-99
                      200    120.00000    7-Dec-99     9-Dec-99
                      200    119.44000    7-Dec-99     9-Dec-99
                      400    120.00000    7-Dec-99     9-Dec-99
                      300    120.00000    7-Dec-99     9-Dec-99
          100                120.50000    7-Dec-99     9-Dec-99
                      100    120.00000    7-Dec-99     9-Dec-99
                      100    120.50000    7-Dec-99     9-Dec-99
                      500    120.00000    7-Dec-99     9-Dec-99
                      200    121.72000    9-Dec-99    13-Dec-99
                      200    121.72000    9-Dec-99    13-Dec-99
          400                123.00000    9-Dec-99    13-Dec-99
                       80    135.00000   13-Dec-99    15-Dec-99
                       15    136.00000   13-Dec-99    15-Dec-99
          200                137.00000   13-Dec-99    15-Dec-99
                       20    137.00000   13-Dec-99    15-Dec-99
                       10    136.00000   13-Dec-99    15-Dec-99
                       75    135.00000   13-Dec-99    15-Dec-99
                      200    135.92000   13-Dec-99    15-Dec-99
                      125    135.00000   13-Dec-99    15-Dec-99
                      150    136.70000   13-Dec-99    15-Dec-99
                      300    134.00000   13-Dec-99    15-Dec-99
                      300    135.00000   13-Dec-99    15-Dec-99
                      200    135.87000   13-Dec-99    15-Dec-99
                       15    135.00000   13-Dec-99    15-Dec-99
                       80    135.00000   13-Dec-99    15-Dec-99
                      500    136.00000   13-Dec-99    15-Dec-99
                      200    135.00000   13-Dec-99    15-Dec-99
                      200    134.00000   13-Dec-99    15-Dec-99
        8,200                135.57931   13-Dec-99    16-Dec-99
                      100    136.00000   13-Dec-99    15-Dec-99
                       50    137.00000   13-Dec-99    15-Dec-99
                      400    135.00000   13-Dec-99    15-Dec-99
                    2,600    137.00000   13-Dec-99    15-Dec-99
                      800    134.60000   13-Dec-99    15-Dec-99
                      300    135.50000   13-Dec-99    15-Dec-99
                      500    136.50000   13-Dec-99    15-Dec-99
                       25    135.00000   13-Dec-99    15-Dec-99
                      200    137.00000   13-Dec-99    15-Dec-99
                       30    136.70000   13-Dec-99    15-Dec-99
                      289    137.00000   13-Dec-99    15-Dec-99
                       20    136.70000   13-Dec-99    15-Dec-99
                      300    138.00000   13-Dec-99    15-Dec-99
                       10    137.00000   13-Dec-99    15-Dec-99
                       50    137.00000   13-Dec-99    15-Dec-99
                      100    135.00000   13-Dec-99    15-Dec-99
                      200    135.30000   13-Dec-99    15-Dec-99
                      200    147.00000   14-Dec-99    16-Dec-99
                      182    146.00000   14-Dec-99    16-Dec-99
                    1,300    152.53315   14-Dec-99    17-Dec-99
                       20    156.00000   14-Dec-99    16-Dec-99



                               Page 36 of 47 pages
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
      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                       10    157.00000   14-Dec-99    16-Dec-99
                    1,000    154.00000   14-Dec-99    16-Dec-99
                    1,000    150.00000   14-Dec-99    16-Dec-99
                      200    143.00000   14-Dec-99    16-Dec-99
                      100    154.00000   14-Dec-99    16-Dec-99
          800                139.46800   14-Dec-99    17-Dec-99
                       30    147.90000   14-Dec-99    16-Dec-99
                      200    155.00000   14-Dec-99    16-Dec-99
                        6    151.00000   14-Dec-99    16-Dec-99
                       20    157.00000   14-Dec-99    16-Dec-99
                      100    155.00000   14-Dec-99    16-Dec-99
           20                143.00000   14-Dec-99    16-Dec-99
                      160    155.00000   14-Dec-99    16-Dec-99
                      300    153.00000   14-Dec-99    16-Dec-99
                      100    140.00000   14-Dec-99    16-Dec-99
                      150    154.30000   14-Dec-99    16-Dec-99
                      500    143.00000   14-Dec-99    16-Dec-99
                      100    153.00000   14-Dec-99    16-Dec-99
                      500    154.50000   14-Dec-99    16-Dec-99
                      250    154.50000   14-Dec-99    16-Dec-99
                        1    140.00000   14-Dec-99    16-Dec-99
          200                142.00000   14-Dec-99    16-Dec-99
                      899    140.00000   14-Dec-99    16-Dec-99
                      100    155.80000   14-Dec-99    16-Dec-99
                      100    147.50000   14-Dec-99    16-Dec-99
                      700    152.00000   14-Dec-99    16-Dec-99
                       50    154.30000   14-Dec-99    16-Dec-99
                       30    147.90000   14-Dec-99    16-Dec-99
                      100    148.00000   14-Dec-99    16-Dec-99
                      100    153.00000   14-Dec-99    16-Dec-99
                      144    155.00000   14-Dec-99    16-Dec-99
                       10    143.00000   14-Dec-99    16-Dec-99
                       20    147.90000   14-Dec-99    16-Dec-99
           30                148.84000   14-Dec-99    16-Dec-99
           50                148.80000   14-Dec-99    16-Dec-99
                      200    153.00000   14-Dec-99    16-Dec-99
                       80    157.00000   14-Dec-99    16-Dec-99
                       10    156.00000   14-Dec-99    16-Dec-99
           64                149.50000   14-Dec-99    16-Dec-99
                       10    156.00000   14-Dec-99    16-Dec-99
                       70    150.00000   14-Dec-99    16-Dec-99
                      200    149.30000   14-Dec-99    16-Dec-99
                      350    145.00000   14-Dec-99    16-Dec-99
                       50    147.90000   14-Dec-99    16-Dec-99
                      200    143.73000   14-Dec-99    16-Dec-99
          200                148.70000   14-Dec-99    16-Dec-99
                      460    138.00000   14-Dec-99    16-Dec-99
                      300    147.70000   14-Dec-99    16-Dec-99
                       70    147.90000   14-Dec-99    16-Dec-99
                      100    153.00000   14-Dec-99    16-Dec-99
                      250    155.00000   14-Dec-99    16-Dec-99
                       15    143.00000   14-Dec-99    16-Dec-99



                               Page 37 of 47 pages
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
      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                       50    153.00000   14-Dec-99    16-Dec-99
                       50    157.00000   14-Dec-99    16-Dec-99
       10,250                150.28664   14-Dec-99    17-Dec-99
                       18    146.00000   14-Dec-99    16-Dec-99
           69                141.50000   14-Dec-99    16-Dec-99
                      200    149.00000   14-Dec-99    16-Dec-99
                      100    155.00000   14-Dec-99    16-Dec-99
                       40    157.00000   14-Dec-99    16-Dec-99
                       80    156.00000   14-Dec-99    16-Dec-99
                      100    140.50000   15-Dec-99    17-Dec-99
                       65    140.50000   15-Dec-99    17-Dec-99
                      175    142.00000   15-Dec-99    17-Dec-99
                        5    140.00000   15-Dec-99    17-Dec-99
                       75    142.00000   15-Dec-99    17-Dec-99
                      100    140.00000   15-Dec-99    17-Dec-99
                       50    142.00000   15-Dec-99    17-Dec-99
                      130    140.00000   15-Dec-99    17-Dec-99
                      295    141.00000   15-Dec-99    17-Dec-99
                       50    140.00000   15-Dec-99    17-Dec-99
                    1,500    140.00000   15-Dec-99    17-Dec-99
                       20    140.50000   15-Dec-99    17-Dec-99
                      400    140.00000   15-Dec-99    17-Dec-99
                      200    141.00000   15-Dec-99    17-Dec-99
        3,931                140.12816   15-Dec-99    20-Dec-99
                       75    140.00000   15-Dec-99    17-Dec-99
                      425    142.00000   15-Dec-99    17-Dec-99
                       75    140.00000   15-Dec-99    17-Dec-99
                       15    140.50000   15-Dec-99    17-Dec-99
                       20    140.50000   15-Dec-99    17-Dec-99
                       10    140.00000   15-Dec-99    17-Dec-99
                      200    140.00000   15-Dec-99    17-Dec-99
                      500    143.50000   17-Dec-99    21-Dec-99
                      100    144.00000   17-Dec-99    21-Dec-99
                      300    144.00000   17-Dec-99    21-Dec-99
                      123    144.00000   17-Dec-99    21-Dec-99
                      200    144.00000   17-Dec-99    21-Dec-99
          200                144.19000   17-Dec-99    21-Dec-99
                    1,110    144.50000   17-Dec-99    21-Dec-99
                      200    144.00000   17-Dec-99    21-Dec-99
                       83    144.00000   17-Dec-99    21-Dec-99
           24                147.00000   17-Dec-99    21-Dec-99
                       85    144.00000   17-Dec-99    21-Dec-99
                      500    144.00000   17-Dec-99    21-Dec-99
                       10    144.20000   17-Dec-99    21-Dec-99
                       10    144.50000   17-Dec-99    21-Dec-99
                      500    144.00000   17-Dec-99    21-Dec-99
                      310    144.00000   17-Dec-99    21-Dec-99
                       65    144.00000   17-Dec-99    21-Dec-99
                    1,500    145.00000   17-Dec-99    21-Dec-99
                       10    144.00000   17-Dec-99    21-Dec-99
            3                147.00000   17-Dec-99    21-Dec-99
                      200    140.00000   17-Dec-99    21-Dec-99



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
      Purchases     Sales      Price    Trade Date   Settlement Date
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
       13,000                144.00000   17-Dec-99    22-Dec-99
                       30    144.00000   17-Dec-99    21-Dec-99
                      100    144.00000   17-Dec-99    21-Dec-99
                       60    144.00000   17-Dec-99    21-Dec-99
                    1,000    144.10000   17-Dec-99    21-Dec-99
                      180    144.00000   17-Dec-99    21-Dec-99
                      200    144.50000   17-Dec-99    21-Dec-99
                      500    144.50000   17-Dec-99    21-Dec-99
                      200    145.00000   17-Dec-99    21-Dec-99
                       90    144.00000   17-Dec-99    21-Dec-99
                       17    144.00000   17-Dec-99    21-Dec-99
                       23    144.00000   17-Dec-99    21-Dec-99
                      200    144.00000   17-Dec-99    21-Dec-99
                       77    144.00000   17-Dec-99    21-Dec-99
                      290    144.50000   17-Dec-99    21-Dec-99
                      190    144.00000   17-Dec-99    21-Dec-99
                      200    144.00000   17-Dec-99    21-Dec-99
                    3,500    144.50000   17-Dec-99    21-Dec-99
                      200    144.50000   17-Dec-99    21-Dec-99
                      100    144.00000   17-Dec-99    21-Dec-99
                      317    144.00000   17-Dec-99    21-Dec-99
                       20    144.00000   17-Dec-99    21-Dec-99
                      200    146.69000   20-Dec-99    22-Dec-99
                       19    153.00000   20-Dec-99    22-Dec-99
                       40    151.50000   20-Dec-99    22-Dec-99
                      500    151.00000   20-Dec-99    22-Dec-99
                    1,000    150.00000   20-Dec-99    22-Dec-99
                       15    146.06000   20-Dec-99    22-Dec-99
                      185    146.06000   20-Dec-99    22-Dec-99
                      130    151.50000   20-Dec-99    22-Dec-99
          250                144.05716   20-Dec-99    22-Dec-99
                       36    152.00000   20-Dec-99    22-Dec-99
                      598    151.50000   20-Dec-99    22-Dec-99
                       13    152.00000   20-Dec-99    22-Dec-99
          200                148.11000   20-Dec-99    22-Dec-99
                       10    151.50000   20-Dec-99    22-Dec-99
                       63    152.00000   20-Dec-99    22-Dec-99
          100                148.00000   20-Dec-99    22-Dec-99
                       20    151.50000   20-Dec-99    22-Dec-99
        2,353                150.78000   20-Dec-99    22-Dec-99
                       13    151.13000   21-Dec-99    23-Dec-99
                        5    151.78000   21-Dec-99    23-Dec-99
                        5    151.13000   21-Dec-99    23-Dec-99
           12                150.00000   21-Dec-99    23-Dec-99
                       10    151.13000   21-Dec-99    23-Dec-99
           30                148.11795   21-Dec-99    23-Dec-99
                       10    151.13000   21-Dec-99    23-Dec-99
          321                 35.80000   22-Dec-99    27-Dec-99
          200                 31.01000   22-Dec-99    27-Dec-99
                      146     35.66000   22-Dec-99    27-Dec-99
          200                 35.29000   22-Dec-99    27-Dec-99
                      100     31.91000   22-Dec-99    27-Dec-99



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
      Purchases     Sales      Price    Trade Date   Settlement Date
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
                       50     36.00000   22-Dec-99    27-Dec-99
                      180     31.13000   22-Dec-99    27-Dec-99
          150                 35.13000   22-Dec-99    27-Dec-99
          200                 35.33000   22-Dec-99    27-Dec-99
                       95     35.66000   22-Dec-99    27-Dec-99
                      200     32.33000   22-Dec-99    27-Dec-99
                      150     36.00000   22-Dec-99    27-Dec-99
           80                 35.98000   23-Dec-99    28-Dec-99
           60                 34.50000   23-Dec-99    28-Dec-99
          200                 36.15000   23-Dec-99    28-Dec-99
                      200     35.00000   23-Dec-99    28-Dec-99
          200                 35.44000   23-Dec-99    28-Dec-99
                       60     36.00000   23-Dec-99    28-Dec-99
          100                 35.50000   23-Dec-99    28-Dec-99
                      200     35.00000   23-Dec-99    28-Dec-99
          140                 34.50000   23-Dec-99    28-Dec-99
                      100     36.98000   23-Dec-99    28-Dec-99
           95                 36.47000   23-Dec-99    28-Dec-99
                      140     36.00000   23-Dec-99    28-Dec-99
                      200     35.50000   23-Dec-99    28-Dec-99
                      200     35.00000   23-Dec-99    28-Dec-99
          200                 35.98000   23-Dec-99    28-Dec-99
        2,000                150.14469   25-Oct-99    28-Oct-99
                    2,000    150.14470   25-Oct-99    28-Oct-99
                      200    139.72000   27-Oct-99     1-Nov-99
          200                139.72000   27-Oct-99     1-Nov-99
        1,560                137.23330   28-Oct-99     2-Nov-99
                    1,250    137.27334   28-Oct-99     2-Nov-99
                      310    137.07142   28-Oct-99     2-Nov-99
                      150    130.73800   29-Oct-99     3-Nov-99
          440                127.29040   29-Oct-99     3-Nov-99
          150                130.73800   29-Oct-99     3-Nov-99
          440                127.29040   29-Oct-99     3-Nov-99
                      240    127.24500   29-Oct-99     3-Nov-99
                      200    127.34480   29-Oct-99     3-Nov-99
          150                132.49460    9-Nov-99    12-Nov-99
                      150    132.49460    9-Nov-99    12-Nov-99
                      450    131.69764   10-Nov-99    15-Nov-99
          450                131.69764   10-Nov-99    15-Nov-99
          300                132.69384   11-Nov-99    16-Nov-99
                      700    132.69384   11-Nov-99    16-Nov-99
          400                132.69384   11-Nov-99    16-Nov-99
                      600    130.75563   15-Nov-99    17-Nov-99
          600                130.75230   15-Nov-99    17-Nov-99
          400                129.56577   16-Nov-99    19-Nov-99
                      400    129.56577   16-Nov-99    19-Nov-99
                    6,000    116.00000   18-Nov-99    22-Nov-99
        6,000                116.00000   18-Nov-99    22-Nov-99
                      300    124.37500   22-Nov-99    25-Nov-99
          300                124.37500   22-Nov-99    25-Nov-99
                    2,560    120.07144   23-Nov-99    26-Nov-99
        2,560                120.07144   23-Nov-99    26-Nov-99



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
      Purchases     Sales      Price    Trade Date   Settlement Date
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
           78                129.64500   25-Nov-99    30-Nov-99
                       78    129.64500   25-Nov-99    30-Nov-99
                       77    130.65000   25-Nov-99    30-Nov-99
           77                130.65000   25-Nov-99    30-Nov-99
           78                128.64000   26-Nov-99     1-Dec-99
                       78    128.64000   26-Nov-99     1-Dec-99
          300                129.63775   29-Nov-99     2-Dec-99
                      300    129.63775   29-Nov-99     2-Dec-99
           80                126.63000   30-Nov-99     3-Dec-99
                       79    127.63500   30-Nov-99     3-Dec-99
                       80    126.63000   30-Nov-99     3-Dec-99
           79                127.63500   30-Nov-99     3-Dec-99
                      392    117.91745    6-Dec-99     9-Dec-99
          392                117.91745    6-Dec-99     9-Dec-99
          800                139.46800   14-Dec-99    17-Dec-99
                      800    139.46800   14-Dec-99    17-Dec-99
                    2,000    150.14469   25-Oct-99    28-Oct-99
        1,000                149.69000   25-Oct-99    27-Oct-99
        1,000                150.00000   25-Oct-99    27-Oct-99
                       27    137.00000   28-Oct-99     1-Nov-99
                      300    138.00000   28-Oct-99     1-Nov-99
                      873    137.62000   28-Oct-99     1-Nov-99
          120                137.50000   28-Oct-99     1-Nov-99
        1,250                137.27334   28-Oct-99     2-Nov-99
                      120    137.00000   28-Oct-99     1-Nov-99
                       50    136.58900   28-Oct-99     1-Nov-99
          240                127.24500   29-Oct-99     3-Nov-99
          150                130.73800   29-Oct-99     3-Nov-99
                      150    131.00000   29-Oct-99     2-Nov-99
            2                130.11000   29-Oct-99     2-Nov-99
                        2    130.33119   29-Oct-99     2-Nov-99
                      240    127.50000   29-Oct-99     2-Nov-99
          450                131.69764   10-Nov-99    15-Nov-99
                      450    132.30000   10-Nov-99    12-Nov-99
           20                132.00000   11-Nov-99    15-Nov-99
                       20    131.86000   11-Nov-99    15-Nov-99
                    1,150    124.65000   17-Nov-99    19-Nov-99
        1,150                124.27605   17-Nov-99    22-Nov-99
        2,600                120.61454   22-Nov-99    25-Nov-99
                    1,700    120.41000   22-Nov-99    24-Nov-99
                      900    123.21000   22-Nov-99    24-Nov-99
                       77    130.65000   25-Nov-99    30-Nov-99
           77                130.00000   25-Nov-99    29-Nov-99
           79                127.00000   30-Nov-99     2-Dec-99
                       79    127.63500   30-Nov-99     3-Dec-99
                    2,673    130.36000   16-Nov-99    18-Nov-99
                    1,100    130.11000   17-Nov-99    19-Nov-99
        3,773                130.28000   18-Nov-99    22-Nov-99
          200                128.48430   29-Oct-99     3-Nov-99
                      200    128.48430   29-Oct-99     3-Nov-99
          330                131.25941   12-Nov-99    17-Nov-99
                      330    131.25941   12-Nov-99    17-Nov-99



                               Page 41 of 47 pages

      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                    1,150    124.27605   17-Nov-99    22-Nov-99
        1,150                124.27605   17-Nov-99    22-Nov-99
        5,000                121.12403   18-Nov-99    23-Nov-99
        1,000                121.12403   18-Nov-99    23-Nov-99
        5,000                121.12403   18-Nov-99    23-Nov-99
                   11,000    121.12403   18-Nov-99    23-Nov-99
          230                122.79660   19-Nov-99    24-Nov-99
                      440    121.89300   19-Nov-99    24-Nov-99
          250                120.70574   19-Nov-99    24-Nov-99
                      230    122.79660   19-Nov-99    24-Nov-99
                      250    120.70574   19-Nov-99    24-Nov-99
          110                121.89300   19-Nov-99    24-Nov-99
          110                121.89300   19-Nov-99    24-Nov-99
          110                121.89300   19-Nov-99    24-Nov-99
                      460    120.94996   19-Nov-99    24-Nov-99
                      890    121.19418   19-Nov-99    24-Nov-99
          110                121.89300   19-Nov-99    24-Nov-99
          890                121.19418   19-Nov-99    24-Nov-99
          460                120.94996   19-Nov-99    24-Nov-99
          740                120.23937   22-Nov-99    25-Nov-99
          170                120.23937   22-Nov-99    25-Nov-99
                      980    119.24400   22-Nov-99    25-Nov-99
          730                120.23937   22-Nov-99    25-Nov-99
                    2,600    120.61454   22-Nov-99    25-Nov-99
          370                120.23937   22-Nov-99    25-Nov-99
          290                120.75869   22-Nov-99    25-Nov-99
          190                120.23937   22-Nov-99    25-Nov-99
          560                120.23937   22-Nov-99    25-Nov-99
          820                120.23937   22-Nov-99    25-Nov-99
        1,420                120.75869   22-Nov-99    25-Nov-99
                    2,540    120.75869   22-Nov-99    25-Nov-99
          830                120.75869   22-Nov-99    25-Nov-99
                    7,000    129.20217   26-Nov-99     1-Dec-99
        7,000                129.20217   26-Nov-99     1-Dec-99
        5,450                128.82421   29-Nov-99     2-Dec-99
                    5,450    128.82421   29-Nov-99     2-Dec-99
                    1,372    125.57588   30-Nov-99     3-Dec-99
        1,372                125.57588   30-Nov-99     3-Dec-99
                    4,200    120.05166    1-Dec-99     6-Dec-99
        4,200                120.05166    1-Dec-99     6-Dec-99
        3,500                117.02703    2-Dec-99     7-Dec-99
                    3,500    117.02703    2-Dec-99     7-Dec-99
                    4,044    119.46137    3-Dec-99     8-Dec-99
        4,044                119.46137    3-Dec-99     8-Dec-99
                    1,880    118.93461    6-Dec-99     9-Dec-99
        1,880                118.93461    6-Dec-99     9-Dec-99
        2,554                119.50264    7-Dec-99    10-Dec-99
                    2,554    119.50264    7-Dec-99    10-Dec-99
        8,200                135.57931   13-Dec-99    16-Dec-99
                    8,200    135.57931   13-Dec-99    16-Dec-99
       10,250                150.28664   14-Dec-99    17-Dec-99
        1,300                152.53315   14-Dec-99    17-Dec-99



                               Page 42 of 47 pages

      Purchases     Sales      Price    Trade Date   Settlement Date
-------------------------------------------------------------------------------
                   10,250    150.28664   14-Dec-99    17-Dec-99
                      300    152.53315   14-Dec-99    17-Dec-99
                    1,000    152.53315   14-Dec-99    17-Dec-99
        3,931                140.12816   15-Dec-99    20-Dec-99
                    3,931    140.12816   15-Dec-99    20-Dec-99
                      330    131.25941   12-Nov-99    17-Nov-99
                      730    120.23937   22-Nov-99    25-Nov-99
                      460    120.94996   19-Nov-99    24-Nov-99
                      890    121.19418   19-Nov-99    24-Nov-99
                      820    120.23937   22-Nov-99    25-Nov-99
                      110    121.89300   19-Nov-99    24-Nov-99
                      110    121.89300   19-Nov-99    24-Nov-99
                      740    120.23937   22-Nov-99    25-Nov-99
                      370    120.23937   22-Nov-99    25-Nov-99
                      190    120.23937   22-Nov-99    25-Nov-99
                      110    121.89300   19-Nov-99    24-Nov-99
                      110    121.89300   19-Nov-99    24-Nov-99
                      250    120.70574   19-Nov-99    24-Nov-99
                      230    122.79660   19-Nov-99    24-Nov-99
                      170    120.23937   22-Nov-99    25-Nov-99
                    1,420    120.75869   22-Nov-99    25-Nov-99
                      290    120.75869   22-Nov-99    25-Nov-99
                      830    120.75869   22-Nov-99    25-Nov-99
                      560    120.23937   22-Nov-99    25-Nov-99



                               Page 43 of 47 pages

                                                                   Exibit (99.1)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS  that  STONE STREET FUND 1997, L.P. (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET FUND 1997, L.P.

By: Stone Street 1997, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 44 of 47 pages

                                                                   Exibit (99.2)



                                POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS  that BRIDGE STREET FUND 1997, L.P. (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


BRIDGE STREET FUND 1997, L.P.

By: Stone Street 1997, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President



                               Page 45 of 47 pages

                                                                   Exibit (99.3)



                                POWER OF ATTORNEY


     KNOW ALL  PERSONS BY  THESE  PRESENTS  that  STONE STREET 1997, L.L.C. (the
"Company") does hereby make, constitute and appoint each of Hans L. Reich and Roger S. Begelman, acting individually, its true and lawful attorney, to execute and deliver in its name and on its behalf whether the Company is acting individually or as representative of others, any and all filings required to be made by the Company under the Securities Exchange Act of 1934, as amended, giving and granting unto each said attorney-in-fact power and authority to act in the premises as fully and to all intents and purposes as the Company might or could do if personally present by one of its authorized signatories, hereby ratifying and confirming all that said attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

     THIS POWER OF ATTORNEY shall remain in full force and effect until either revoked in writing by the undersigned or until such time as the person or persons to whom power of attorney has been hereby granted ceases to be an employee of The Goldman Sachs Group, Inc. or one of its affiliates.

     IN WITNESS WHEREOF, the undersigned has duly subscribed these presents as of December 16, 1999.


STONE STREET 1997, L.L.C.


By:/s/ Kaca B. Enquist
---------------------------------
Name:  Kaca B. Enquist
Title: Vice President


                               Page 46 of 47 pages

                                                                   Exibit (99.4)


                             JOINT FILING AGREEMENT

     In  accordance  with  Rule 13d-1(k)(1)  promulgated  under  the  Securities
Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Bearer Ordinary Shares of iXOS Software Aktiengesellschaft and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.


Date:  December 30, 1999

GOLDMAN, SACHS & CO.                      THE GOLDMAN SACHS GROUP, INC.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II, L.P.              GS ADVISORS, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GS CAPITAL PARTNERS II OFFSHORE, L.P.     GS ADVISORS II (CAYMAN), L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



GOLDMAN, SACHS & CO. OHG                  GS CAPITAL PARTNERS II (GERMANY) CIVIL LAW PARTNERSHIP
                                          (with limitation of liability)

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET FUND 1997, L.P.              BRIDGE STREET FUND 1997, L.P.

By:/s/ Hans L. Reich                      By:/s/ Hans L. Reich
---------------------------------         ---------------------------------
Name:  Hans L. Reich                      Name:  Hans L. Reich
Title: Attorney-in-fact                   Title: Attorney-in-fact



STONE STREET 1997, L.L.C.

By:/s/ Hans L. Reich
---------------------------------
Name:  Hans L. Reich
Title: Attorney-in-fact



                               Page 47 of 47 pages